Ex. 10.1

Gold Standard Mining Corp.

28030 Dorothy Drive Suite 307

Agoura Hills, CA 91301

818-665-2098

July 11, 2011

Mr. Vasili Nikolayevich Masenko, Director General

000 GPK Umlekan, Ltd.

St. Innokenti Lane, 13, Office 206

675000, Blagoveschensk City, Amur, Russia

Re:  Agreement in regards to 000 GPK Umlekan

Dear Mr. Masenko:

This constitutes an agreement (the “Agreement”) between Gold Standard Mining Corp. (“GSTP”), a Nevada corporation, and 000 GPK Umlekan, Ltd., a Russian Corporation (“Umlekan GPK”), and Umlekan GPK’s wholly owned subsidiary Umlekan MC Ltd., a Russina Corporation (“Umlekan MC”, and together with Umlekan GPK “Umlekan”), concerning the further exploration for mineral deposits in the following property in the Amur region of Russia pursuant to the following license, and the development of such property, the mining of mineral deposits on such property, and the processing and sale of mineral deposits extracted from such property:

License Number: BLG02058TP (the “License”)

Name: Eastern Umlekan Ore Node on the territory of the Zeya zone (“Licensed Property”)

For purposes of this Agreement: (a) “Party” shall mean GSTP or Umlekan, and Parties shall mean GSTP and Umlekan; (b) “Umlekan Assets” shall mean the commercially minable ores on the Licensed Property; and (c) “Mining Operations” shall mean, with respect to a site, the development of the mine at the site, the construction of a processing facility for mineral deposits extracted at the site (unless another processing facility is available), the extraction of mineral deposits at the site, and the processing and sale of the mineral deposits so extracted.

1.

Objective.

The objective of the Parties is to place one or more mineral deposits (including gold and copper) into production as soon as practicable through the application of modern mining and processing technology.  Each gold mine to be developed is targeted to have a minimum minable reserve of one million ounces of gold, to be produced a rate of at least 100,000 ounces per year (or comparable economically viable levels of other ores).  Although work to date on the Umlekan Assets suggests promising potential, the Parties recognize that a considerable amount of additional work will be required to define ore reserves and to complete feasibility studies that are necessary in order for development to proceed.  The Parties wish to cooperate to achieve production as quickly and cost effectively as possible consistent with a high standard of operating practice in today’s mining industry.

Umlekan holds the License to explore and develop the Licensed Property.  Umlekan will also bring its operating capability in the Amur region, where Umlekan has operated for many years.  GSTP will contribute funding and technical capability, which will be important for successful project development.

Umlekan agrees to provide to GSTP all data, reports, studies and information concerning the Umlekan Assets from all available sources, whether now existing or hereafter created or obtained (“Property Data”).  Umlekan represents and warrants that the Property Data will be accurate and correct and will constitute all data, reports, studies or other material information that it has concerning the Umlekan Assets.

2.

Representations of Umlekan.

Umlekan represents and warrants that:

(a)

Umlekan MC is wholly owned by Umlekan GPK;

(b)

through the License, Umlekan MC has the exclusive license to geologically study, survey and extract copper, gold and other mineral deposits within the Licensed Property until December 12, 2033, subject to early termination solely for the reasons set forth in the License;

(c)

the area of the licensed zone is approximately 184 square kilometers;

(d)

the License is in full force and effect, Umlekan has undertaken all necessary work and made all payments required to maintain the License, and Umlekan is not in breach or default under the License and there exists no event, circumstance or condition that, or with notice or lapse of time or both, would constitute a breach or default under the License, and to the best of Umlekan’s knowledge, there has been no threat or statement that the licensor may terminate the License; and

(e)

Umlekan is in compliance with all laws and regulations relating to the License, the Licensed Property, and its activities at the Licensed Property.

3.

BFS.

GSTP will have the exclusive right to conduct, as its expense, one or more bankable feasibility studies (each, a “BFS”) with respect to any site or sites on the Licensed Property.  To date, four sites have been identified has potentially having the requisite gold deposits to warrant further exploration.  Each BFS will be carried out in collaboration with a well-recognized engineering firm that specializes in mining.  Each BFS will include estimates of capital and operating costs, economic parameters of the proposed mine, and recommendations as to development, including a development schedule.  Each BFS will be of a technical standard suitable for submission to financial institutions for procurement of construction financing.

4.

Production.

(a)

Once the first BFS is complete, GSTP will have the right to participate in all Mining Operations on the Licensed Property, as described in this Section 4.

(b)

With respect to each mining site on the Licensed Property, GSTP will select from one of the following three options as to its participation:

(i)

a 50% net profit interest provided that GSTP agrees to provide all of the Required Financing;

(ii)

a 75% net profit interest provided that GSTP agrees to provide 75% of the Required Financing and, with respect to the first site with respect to which GSTP makes this election, GSTP makes a cash payment to Umlekan in an amount equal to 25% of Umlekan Costs (and in such event, Umlekan agrees to provide the remaining 25% of the Required Financing); or

(iii)

a 10% net profit interest without have to provide any further financing or contribution.

(c)

For purposes of this Agreement:

(i)

“Required Financing” means, with respect to a mining site(s), funds needed to conduct Mining Operations at the site until the there is positive cash flow from the sale of mineral deposits extracted from the site.  The funds may be provided as debt or capital contribution or some combination thereof, as determined by GSTP.  The Parties agree that they will seek third party debt financing to cover as much as possible of the Required Financing (and in particular the cost of the construction of the processing facility).

(ii)

“Umlekan Costs” means the actual out-of-pocket expenditures made by Umlekan to third parties prior to the date of the related BFS; such expenditures shall not include payments to directors, officers, employees or affiliates of Umlekan and general and administrative, or overhead, expenses.  Within 60 days of the date of this Agreement, Umlekan shall provided to GSTP an itemized schedule of the Umlekan Costs as of a date within 30 days of the date of such schedule, and shall update this schedule from time to time (but not more frequently than quarterly) at the request of GSTP.

(d)

The Parties agree to enter into an agreement with respect to Mining Operations at each mining site (although one agreement may cover multiple sites) (each such Agreement, a “Definitive Agreement”).  The structure of the relationship between the Parties will determined based on advice from legal counsel, and might be structured as a joint venture, profit sharing arrangement, joint ownership of a company, license, royalty agreement or other arrangement.  Such relationship, and the agreement, will address the important objectives for GSTP including security of title, the right to expatriate profits, and the minimization of taxes and royalties.  Because GSTP is a public company in the United States, ultimately such structure shall be determined by GSTP.  The agreement shall:

(i)

not be inconsistent with this Agreement, but may contain agreements, covenants, conditions, non-competition provisions, representations and warranties, customarily found in such agreements or as mutually agreed upon by the Parties; and

(ii)

shall provide that no distributions or payments shall be made to the Parties in respect of their profit participations until the Parties have been reimbursed for all loans and capital contributions (i.e. the Required Financing) plus interest or preferred return at market rates;

(iii)

provide for inspection and information rights to each Party; and

(iv)

provide to each Party a right of first refusal with respect to the other Party’s interest in the Definitive Agreement.

5.

Management.

GSTP and Umlekan will select an individual to serve as manager and will have responsibility for proposing work programs and budgets, and managing and carrying out the work.  Umlekan will play an important role in helping with many aspects of the operation and work program.  An Operating Committee comprised of representatives of GSTP and Umlekan will be formed. GSTP and Umlekan will be entitled to that number of votes on the Committee in proportion to their respective interests in the project.  The Committee will meet at least semi-annually to review results of completed work programs and to consider and approve future work programs and budgets.

Umlekan will be involved in all aspects of the exploration and development program and will play a key role in ensuring that the project is operated in a cost effective manner.  Examples:  road construction, logistical support, supply of personnel, and aiding in selection of contractors.  Umlekan also will have major responsibility for maintaining relations with local, regional and national governmental and regulatory authorities.

6.

Exclusivity.

GSTP will have the exclusive right to participate with Umlekan in Mining Operations at the Licensed Property and the exploitation of the License in any respect.  Except as expressly authorized in this Section 6, Umlekan agrees not to: (i) enter into written or oral agreement with any person regarding Mining Operations at the Licensed Property or the exploitation of the License; (ii) conduct Mining Operations at the Licensed Property except with GSTP as contemplated by the Agreement; or (iii) sell, transfer or assign the License or any or its rights there under, except to GSTP or with GSTP’s prior written consent.

If GSTP fail to commence at least one BFS by December 31, 2013, Umlekan may terminate this Agreement.  If following the receipt of the first BFS, GSTP does not elect to proceed as to at least a 50% net profit interest in the Mining Operations at a particular mining site, then Umlekan may develop the site(s) covered by BFS with one or more other persons (although GTSP will continue to have its 10% net profit interest).

7.

GSTP to have Right of First Offer of Mineral Opportunities.

If Umlekan becomes aware of other mineral opportunities and intends to seek participation by third parties in evaluating or acquiring such opportunities, it shall first offer such opportunities to GSTP for evaluation and potential participation.  Unless the Parties agree otherwise, such participation shall be on terms similar to this Agreement, assuming Umlekan acquires at its expenses the license to exploit such mining opportunities; if not, the terms shall be more favourable to GSTP to the extent necessary to compensate it for its greater contribution.

8.

Site Visits to the Umlekan Assets.

Umlekan agrees to permit GSTP and its authorized representatives and others designated by GSTP (e.g. the engineering firm conducting the BFS) to visit and inspect the Licensed Property upon reasonable notice and during regular working hours.

9.

Investment by Umlekan.

GSTP agrees that if it determines to raise equity capital to obtain the funds to provide some or all of the Required Financing for a site at the Licensed Property, it will provide Umlekan GPK the opportunity to participate in the offering, provided that GSTP shall have no obligation to accept any investment by Umlekan GPK that would result in Umlekan GPK beneficially owning (as such term is understood under the United States Securities Exchange Act of 1934), more than 4.99% of the outstanding common stock of GSTP.  Umlekan GSP shall have 15 days from the date of offer to accept the offer by GSTP, specifying how much of the offered securities it will purchase; if Umlekan GSP does not accept the offer within such 15-day period, it shall not have the right to participate in the offering.

10.

Option to Acquire License.

As long as this Agreement is in effect, GSTP shall have the right to have the License transferred into GSTP or an entity controlled by GSTP for a payment US$500,000.  The parties will negotiate the participation Umlekan will retain in the Umlekan Assets.

11.

General Terms and Conditions of this Agreement.

(a)

Each Party shall pay its own costs and expenses in connection with the preparation, execution and delivery of this Agreement (and such expenses shall not be considered Umlekan Costs).  GSTP shall cause its counsel to draft each Definitive Agreement, and each Party shall pay its own costs and expenses in connection with the negotiation, execution and delivery of each Definitive Agreement.

(b)

Umlekan understands that GSTP is a “reporting company” under United States securities laws, and is required to make public disclosures about its business, financial condition, operating results, assets, material contracts and operations.  GSTP may make such public disclosures as it deems necessary or desirable regarding this Agreement, the Definitive Agreements an the Mining Operations on the Licensed Property in its filings with the United States Securities and Exchange Commission and other securities regulators in the United States and throughout the world, including without limitation filing a copy of this Agreement and the Definitive Agreements, as well as press releases, road shows, analysts calls, etc.

Except as so disclosed, Umlekan agrees to maintain information regarding this Agreement, the Definitive Agreements and the Mining Operations on the Licensed Property confidential except for such disclosures made with the prior written consent of GSTP or as are required by applicable law.  The parties specifically agree to prepare a joint announcement announcing this Agreement.  The foregoing shall not restrict in any way either Party’s ability to communicate information concerning this Agreement, the Definitive Agreements and the Mining Operations to such Party’s respective affiliates’, officers, directors, employees and professional advisers, and, to the relevant extent, to third parties whose consent is required or necessary in connection with the transaction contemplated by this Agreement, including potential investors, lenders, etc.

(c)

This Agreement will be governed, construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of laws.  With respect to any controversy, claim or dispute arising out of or relating to this Agreement, both parties consent to the jurisdiction and venue of the courts located in Los Angeles, California.  In the event of any controversy or claim or dispute between the parties arising out of or relating to this Agreement, or the breach of this Agreement, the prevailing party will be entitled to recover, from the losing party, reasonable attorneys' fees, expenses and costs.

(d)

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by email delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

(e)

This Agreement constitutes the entire understanding and agreement between the parties hereto and their affiliates with respect to its subject matter, and supersede all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written).  No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto.

(f)

All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission, email transmission of a pdf format data file or by first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page of this Agreement.  Any Notice, other than a Notice sent by registered or certified mail or facsimile transmission, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails for delivery within the United States or on the seventh day if sent to or from an address outside the United States; a Notice sent by facsimile transmission shall be effective when transmitted so long as the transmitting machine has provided electronic confirmation of such transmission.  Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

(g)

This Agreement shall become effective and binding to the extent set forth above upon signing by both parties.

(h)

The representations, warranties, obligations and agreements of 000 GPK Umlekan and Umlekan MC Ltd. are joint and several.

If you have any questions with respect to this Agreement, please feel free to discuss it with the undersigned.  If the foregoing accurately sets forth your understanding of our respective intentions and undertakings, please so indicate by signing and returning a copy of this Agreement to us.

We are excited to work with you and your team and develop a lasting business relationship.

GOLD STANDARD MINING CORP.

By:  /s/  Pantelis Zachos

Pantelis Zachos, Chief Executive Officer

000 GPK UMLEKAN LTD.

By:

       /s/ Vasili Nikolayevich Masenko

Name:

Vasili Nikolayevich Masenko

Title:

Director General

UMLEKAN MC LTD.

By:

/s/ Vasili Nikolayevich

Name:

Title: